UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020

ATARA BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 900 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 278-8930

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01	Other Events.

On May 26, 2020, Atara Biotherapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering, issuance and sale of 12,633,039 shares of the Company’s common stock (“Common Stock”) and, in lieu of Common Stock, to certain investors, pre-funded warrants to purchase up to 2,866,961 shares of Common Stock (the “Pre-Funded Warrants”). The price to the public in the offering is $11.32 per share of Common Stock and $11.3199 per Pre-Funded Warrant. The Underwriters have agreed to purchase the shares of Common Stock from the Company pursuant to the Underwriting Agreement at a price of $10.6408 per share and have agreed to purchase the Pre-Funded Warrants from the Company pursuant to the Underwriting Agreement at a price of $10.6407 per Pre-Funded Warrant. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 2,325,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions. The gross proceeds to the Company from the offering are expected to be approximately $175.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, or $201.8 million if the Underwriters exercise in full their option to purchase additional shares. The offering is expected to close on May 29, 2020, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The offering is being made pursuant to the Registration Statement and an accompanying prospectus previously filed with the SEC and a preliminary and final prospectus supplement thereunder (the “Prospectus Supplement”). The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of Pre-Funded Warrant is filed as Exhibit 4.1 hereto, and the description of the material terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

The Prospectus Supplement related to the offering includes the following information under the heading “Recent Developments”:

“ATA188 Phase 1a Data

In May 2020, we presented six-month clinical results from our Phase 1 study of ATA188 for the treatment of progressive MS for the dose-escalating cohorts 1-4 and 12-month clinical results for cohorts 1-3. These results, presented virtually in a late-breaking electronic poster at EAN showed that ATA188 was well-tolerated across all four dose cohorts, there was a higher proportion of patients showing sustained disability improvements with increasing dose, and sustained disability improvements seen at six months were maintained at 12 months in all three cohorts that have reached the 12-month time point in the study.

Composite scales of clinical outcome and of sustained disability improvement, or SDI, were evaluated in patients receiving all six doses of ATA188, which includes cohorts 1-4 at six months (n=24) and cohorts 1-3 at 12 months (n=17). Sustained Disability Improvement is defined as clinically significant improvement in Expanded Disability Status Scale, or EDSS, or timed 25-foot walk, or T25FW, observed on two consecutive time points.

All patients in cohorts 1-3 of this Phase 1 study showing SDI at six months, maintained improvement through 12 months. For a patient to achieve SDI, it was required that they have sustained improvement on a composite of clinically significant improvement in EDSS or T25FW, confirmed at consecutive time points. This means that to achieve SDI at six months, there had to be disability improvement at three months that was confirmed at six months, and to achieve SDI at 12 months, there had to be disability improvement at six months that was confirmed at 12 months. Additionally, a dose-related increase in the number of patients with SDI was observed.

Cohorts 1 and 2 each had one patient with SDI at six months while cohorts 3 and 4 each had two patients with SDI at 6 months. All patients in cohorts 1-3 with SDI at six months, maintained SDI at 12 months (cohort 4 patients have not yet reached the 12-month time point). Of note, in cohort 3, a third patient had SDI at 12 months. EDSS was the main driver of SDI.

A dose-related trend of a higher proportion of patients showing favorable clinical improvement through a second composite scale, designed to detect early signals of efficacy, was also observed. The second composite scale is an a priori classification of patient outcomes incorporating seven clinically recognized scales for MS symptoms, function, and disability. EDSS was also the main driver of favorable clinical improvement in the second composite scale. Both composite scales suggest a potential therapeutic response of ATA188 in the treatment of progressive forms of MS.

Two treatment-emergent serious adverse events, or SAEs, were reported. One cohort 3 patient experienced grade 2 SAE of muscle spasticity assessed unrelated to study treatment and one cohort 4 patient experienced grade 3 SAE of MS relapse seven days after dosing in the setting of ongoing upper respiratory tract infection symptoms and possible dental infection was assessed as possibly treatment-related and led to treatment discontinuation.

Impact of COVID-19 on Our Business

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our activities is highly uncertain and difficult to predict, as the response to the pandemic is continuing to evolve and new information becomes available. Capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that the pandemic could cause a prolonged local and/or global economic recession. Such economic disruption could have a material adverse effect on our business. Policymakers around the globe have responded with fiscal policy actions to support the healthcare industry and economy as a whole. The magnitude and overall effectiveness of these actions remains uncertain.

The severity of the impact of the COVID-19 pandemic on our activities will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on our existing and planned clinical trials and collaboration activities and interactions with regulators, all of which are uncertain and cannot be predicted. Our future results of operations and liquidity could be adversely impacted by delays in existing and planned clinical trials and collaboration activities, difficulty in recruiting patients for these clinical trials, supply chain disruptions, delays or disruptions in our interactions with regulatory authorities such as the FDA and EMA, the potential negative impacts on employees and the potentially adverse impact of any initiatives or programs that we may undertake to address financial and operational challenges. The extent to which the COVID-19 pandemic may materially impact our future financial condition, liquidity or results of operations is uncertain.

On April 2, 2020, we announced that we had temporarily paused the screening and enrollment of patients in the Phase 1b part of the Phase 1 study of ATA188 for the treatment of progressive MS to ensure that the sites could focus on meeting the needs of patients with COVID-19 and to protect the safety of study participants, investigators and staff. On May 19, 2020, we announced that screening and enrollment had resumed.”

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated as of May 26, 2020, by and among Atara Biotherapeutics, Inc., Citigroup Global Markets Inc., Cowen and Company, LLC and Evercore Group L.L.C.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atara Biotherapeutics, Inc.

Dated: May 28, 2020	By:	/s/ Amar Murugan
Amar Murugan
Senior Vice President, General Counsel